SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (this “Agreement”) dated as of October 31st, 2007 among (a) YA Global Investments, L.P., a Cayman Islands exempt limited partnership, (“YA Global,” or “Senior Creditor”), (b) eBaum’s World, Inc., a New York corporation (“EBW”), and (c) Handheld Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of August 2, 2007, YA Global has agreed, upon the terms and subject to the conditions contained therein, to purchase (among other things) Convertible Debentures, which shall be convertible into the Company’s Common Stock; and

 WHEREAS, the obligations of the Senior Creditor are secured by security interests in all of the assets of the Company and of each of the Company's subsidiaries as evidenced by the Security Agreements, including a pledge of all of the issued and outstanding capital stock of EBW Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“EBW Acquisition”); and

WHEREAS, EBW, the Company, and EBW Acquisition entered into that certain Asset Purchase Agreement, dated as of August 1, 2007, pursuant to which, among other things, EBW sold to EBW Acquisition substantially all of the assets of EBW relating to the operation of eBaumsworld.com; and

WHEREAS, pursuant to the Asset Purchase Agreement the Company is, or may be, obligated to make certain payments to EBW, either in cash or in Common Stock, or a combination of each, including, without limitation, the Protected Payments, which may be or become due to EBW; and

WHEREAS, in order to secure to EBW the payment of the Protected Payments, which may be or become due to EBW, including all sums reasonably expended by EBW for protection of its interests, such as expenses of collection after the occurrence of an Event of Default as defined in the Pledge Agreement, the Company has granted to EBW a pledge of all of the issued and outstanding capital stock of EBW Acquisition as specified in the Pledge Agreement;

WHEREAS, the Senior Creditor and EBW have entered into a Collateral Agency Agreement with LaSalle Bank National Association as collateral agent (the “Collateral Agent”), of even date herewith, to set forth their respective rights in connection with the security interests granted to them pursuant to the Security Agreements and the Pledge Agreement; and

WHEREAS, it is a condition precedent to YA Global’s purchase of Convertible Debentures, and a condition precedent to EBW’s obligation to consummate the transactions contemplated by the Asset Purchase Agreement, that the Company, YA Global and EBW enter into this Agreement, providing, among other things, that the security interests granted to YA Global shall be senior to any security interests granted to EBW, irrespective of the time or order of attachment or perfection, subject to certain limitations and certain rights of EBW as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Definitions. Terms not otherwise defined herein have the same respective meanings given to them in the Securities Purchase Agreement. In addition, the following terms shall have the following meanings:

Asset Purchase Agreement. Means the Asset Purchase Agreement made and entered into as of August 1, 2007, by and among the Company, EBW Acquisition and EBW (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, including any replacement agreement therefor, in each case, pursuant to the terms hereof).

Bankruptcy Code. The provisions of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder or any state insolvency, debtor relief or assignment for the benefit of creditor law.

Business Day. Shall mean a day other than Saturday, Sunday or any day on which banks located in the City of New York, New York are authorized or obligated to close.

Cash Flow Test. The “Cash Flow Test” shall be satisfied as of any applicable date of determination if the Company and its subsidiaries, on a consolidated basis, shall have generated cash flow from operations for the most recent rolling 12-month period for which financial statements are available, equal to or greater than 1.1 times the anticipated benchmarks for cash flow from operations for such period, as reflected in Exhibit A.

Common Stock. Shall mean the common stock, par value $0.0001, of the Company and the stock of any other class into which such shares may hereafter be changed or reclassified.

Convertible Debentures. Shall mean all such “Convertible Debentures” purchased under the Securities Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, including any replacement agreement therefor).

Credit Party or Credit Parties. Collectively, the Company and its subsidiaries, any other guarantor of all or any portion of the Senior Debt or the Subordinated Debt and any other Person granting a security interest in and Lien on such Person’s assets to secure the obligations arising under the Senior Debt or the Subordinated Debt.

Discharge of all Senior Debt. Shall mean the payment in full of all Senior Debt.

Lien. With respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

Person. Any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

Pledge Agreement. The pledge agreement made on or about the date hereof by the Company in favor of the Senior Creditor, EBW and the collateral agent identified therein.

Pledged Stock. Means (i) all of the issued and outstanding capital stock of the Company in EBW Acquisition, now or at any time hereafter owned by the Company, including without limitation any options, stock appreciation rights, stock splits, shares of stock of different par value, class or series issued in substitution, replacement or exchange therefore and any other stock rights, (ii) all of the right, title and interest of the Company, as a stockholder of EBW Acquisition, in and to the profits, losses, income, gains, deductions, credits or similar items of EBW Acquisition, and the right to receive dividends or distributions of cash, assets or other property of EBW Acquisition, whether now existing or hereafter arising and (iii) any and all income, interest or earnings thereon and proceeds in any form thereof.

Proceeding. Any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

Protected Payments. Means any payments of Par B Shares, Par C Shares, Performance Earn Out Cash Payments, and Earn Out Payments (as each of these terms are defined in the Asset Purchase Agreement), which may be or become due to EBW provided that (i) such payments are made strictly in accordance with the terms of the Asset Purchase Agreement and (ii) no conditions to such payments were modified, amended, or waived by any party in any manner adverse to the rights of any holder of the Senior Debt.

Securities Purchase Agreement. The securities purchase agreement dated as of August 1, 2007 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, including any replacement agreement therefor) between the Company and YA Global.

Security Agreements. The security agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, including any replacement agreement therefor) between the Company, each subsidiary of the Company, and YA Global, and the patent security agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, including any replacement agreement therefor) between the Company, each subsidiary of the Company, and YA Global.

Senior Debt. All principal (up to an original maximum of Twenty-Three Million Dollars, $23,000,000, without giving effect to any reborrowings), interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Securities Purchase Agreement or the Convertible Debentures issued thereunder, or any of the other Senior Debt Documents, less the principal amount of all conversions of Convertible Debentures and any other principal payments and principal redemptions under or with respect to the Convertible Debentures. Subject to the foregoing, Senior Debt shall expressly include any and all interest accruing or out of pocket costs or expenses incurred after the date of any filing by or against the Company or any other Credit Party of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Senior Creditor’s claim therefor is allowed or allowable in the case or proceeding relating thereto. For the avoidance of doubt, nothing contained in this definition shall limit the Senior Creditor’s rights under Section 8 hereof.

Senior Debt Documents. Collectively, (i) the Securities Purchase Agreement, (ii) all Convertible Debentures issued pursuant to the Securities Purchase Agreement, (iii) the Security Agreements, (iv) any and all other documents and instruments evidencing or creating the Senior Debt and (v) all guaranties, mortgages, security agreements, pledges and other collateral guarantying or securing directly or indirectly any Senior Debt, whether now existing or hereafter created, as each such agreement, document or instrument may be amended, restated or otherwise modified and in effect from time to time.

Subordinated Debt. All obligations created or evidenced by the Asset Purchase Agreement, any of the other Subordinated Debt Documents or any related documents, solely to the extent related to the Protected Payments, or any subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of EBW.

Subordinated Debt Documents. Collectively, (i) the Asset Purchase Agreement, (ii) the Pledge Agreement, (iii) any protected payments escrow agreement executed and delivered in connection with the Asset Purchase Agreement, by and among EBW, EBW Acquisition and LaSalle Bank National Association, as escrow agent, and (iii) any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created, as each such agreement, document or instrument may be amended, restated or otherwise modified and in effect with the consent of the Senior Creditor as provided herein and in effect from time to time.

2.  General.

(a)  Subordination. The Subordinated Debt shall be and hereby is subordinated and the payment thereof is deferred until the Discharge of all Senior Debt, whether now or hereafter incurred or owed by the Company or any other Credit Parties.

(b)  Permitted Payments. Notwithstanding the terms of Section 2(a) above, the Company shall be permitted to pay, and EBW shall be permitted to accept, (i) any and all non-cash Protected Payments, including the Par B Shares, the Par C Shares and any portions of the Earn Out Payments to be paid in Common Stock, and (ii) any Protected Payments consisting of cash provided that (x) at the time of such payment no “Payment Blockage Period,” as defined in subsection (c) below, is in effect, (y) the making of such payment shall not cause a Payment Blockage Period to be in effect and (z) such payments do not violate the provisions of section 2(g). The Company shall provide not less than 15 days prior written notice to the Senior Creditor prior to making any Protected Payment to EBW.

(c)  Payment Blockages. For purposes of this Agreement, a “Payment Blockage Period” shall mean:

(i)  in the case of any Event of Default (as defined in the Convertible Debentures), or any event that with the passage of time or giving notice would constitute an Event of Default in the payment of principal or interest (whether in cash or in Common Stock or through conversion or redemption) with respect to any Senior Debt, whether at maturity, at scheduled times for payment or otherwise, that occurs and is continuing (a “Payment Default”), the time period from the date that the Senior Creditor provides written notice of the Payment Default to EBW until the earliest of (i) one hundred eighty (180) days after the date of EBW’s receipt of such Payment Default notice, (ii) fifteen days after the acceleration of the maturity of the Senior Debt, (iii) the date upon which the Senior Debt shall be paid in full or (iv) the date, if any, on which such Payment Default is cured or waived in writing pursuant to the Senior Debt Documents; or

(ii)  in the case of any Event of Default, or any event that with the passage of time or giving notice would constitute an Event of Default with respect to the Senior Debt other than a Payment Default, that occurs and is continuing, and that permits the Senior Creditor to accelerate the maturity of the Senior Debt (a “Non-Payment Default”), the time period from the date that the Senior Creditor provides written notice of the Non-Payment Default to EBW until the earliest of (i) two hundred seventy (270) days after the date of EBW’s receipt of such Non-Payment Default notice, (ii) fifteen days after the acceleration of the maturity of the Senior Debt, (iii) the date upon which the Senior Debt shall be paid in full or (iv) the date, if any, on which such Non-Payment Default is cured or waived in writing pursuant to the Senior Debt Documents; or

(iii)  in the event that a Payment Blockage Period shall not be in effect under clauses (c)(i) or (ii) above, and an event of default under any of the Subordinated Debt Documents with respect to the payment or acceleration of any Protected Payment shall have occurred and be continuing (a “Protected Payment Default”), the time period from the date that EBW provides notice to the Senior Creditor that it desires to pursue its rights and remedies under the Subordinated Debt Documents with respect to the Protected Payment Default, until the earliest of (i) one hundred eighty (180) days after the date of the Senior Creditor’s receipt of such Protected Payment Default notice, (ii) fifteen days after the acceleration of the maturity of the Senior Debt, (iii) the date upon which the Senior Debt shall be paid in full or (iv) the date, if any, on which such Protected Payment Default is cured or waived in writing pursuant to the Subordinated Debt Documents and any related cross-default is cured or waived in writing pursuant to the Senior Debt Documents.

(d) Limitation on Payment Blockages. During any three hundred and sixty-five (365) day period, no more than two (2) Non-Payment Default notices may be used to invoke Payment Blockage Periods. EBW shall not be prohibited from receiving any Protected Payments for more than two hundred seventy (270) days in the aggregate during any such three hundred and sixty-five (365) day period. No Non-Payment Default that results in any Non-Payment Default notice or is otherwise known to Senior Creditor at the time of issuance of such Non-Payment Default notice, unless the same shall have ceased to exist for a period of at least thirty (30) consecutive days, may be used as a basis for any subsequent Non-Payment Default notice.

(e) Restrictions on Action. Subject to the terms and conditions set forth below in this subsection (e), EBW shall not take any “Action,” as defined in subsection (f) below, until the earliest of:

(i)  the date on which the Senior Debt shall be paid in full;

(ii)  the date on which the Company commences a Proceeding; or

(iii)  the date on which an order for relief is entered against the Company in a Proceeding;

provided, however, that if such Action is based exclusively on an Event of Default or event of default which in either case was the cause of the commencement of a Payment Blockage Period, and such Payment Blockage Period ends without such underlying Event of Default or event of default having been cured or waived, then if EBW provides ten (10) days’ written notice to the Senior Creditor that it intends to pursue its rights and remedies under the Subordinated Debt Documents, it shall be permitted to proceed with an Action as allowed by the Subordinated Debt Documents.

Notwithstanding the foregoing, if EBW is permitted hereunder to accelerate the maturity of all or any portion of the Protected Payments, and does so at a time at which no Proceeding is then pending, based upon an acceleration of the Senior Debt and such acceleration is rescinded by the Senior Creditor (whether or not any existing Payment Default or Non-Payment Default has been cured or waived), then all Actions taken by EBW shall likewise be rescinded if such Actions were based on account of such acceleration of the Senior Debt by the Senior Creditor. Additionally, if EBW commences any Action (assuming such Action is permitted hereunder) that is against or in connection with any Pledged Stock, it shall immediately cease such Action until further notice from the Senior Creditor at such time as it receives notice that the Senior Creditor has commenced an action against or in connection with the Pledged Stock; provided, however, that EBW may take limited action, such as the giving of notice or placing a bid at a sale, but only to the extent reasonably necessary to protect its interest in excess proceeds of the Pledged Stock.

(f) Definition of Action. For purposes of this Agreement, “Action” shall mean (i) the exercise of any and all remedies permitted by the Subordinated Debt Documents or applicable law upon any defaults thereunder, including without limitation causing any acceleration of the maturity of all or any portion of the Protected Payments, (ii) the commencement of any other action or proceeding to recover any amounts due or to become due with respect to the Protected Payments, (iii) joining in, soliciting any Person to commence, or causing the commencement of, any Proceeding involving the Company (whether direct or indirect), (iv) any judicial levy, foreclosure, possession or similar judicial enforcement against all or a portion of the Pledged Stock, (v) any non-judicial foreclosure assisted by the Company or any other Person, including transfers in lieu of foreclosure or voluntary surrender of possession of all or any portion of the Pledged Stock, and/or (vi) any non-judicial enforcement effort against the Pledged Stock, whether voluntary or involuntary, including without limitation, any repossession, setoff or turnover (including any asset sales received after any notice of default) of all or a portion of the Pledged Stock.

(g) Cash Flow Requirement. At any time when the outstanding principal amount of the Senior Debt exceeds eight million dollars ($8,000,000), no Earn Out Payment (as defined in the Asset Purchase Agreement) may be made in cash unless (i) the Company has met the Cash Flow Test as of the date of determination for payment of such Earn Out Payment and (ii) the Company has complied with the provisions of Section 3(g) of the Convertible Debentures.

(h) Instructions to Collateral Agent. Each of the Senior Creditor and EBW agree that, at any time at the request of the other (the “Requesting Party”), it will cooperate fully and promptly in issuing joint written instructions to the Collateral Agent in order to effectuate any instruction directing the Collateral Agent to act, if, pursuant to the terms of this Agreement, such action is permitted to be taken pursuant to this Agreement. In the event that either the Senior Creditor or EBW does not at any time promptly comply with its obligations under the immediately preceding sentence, the Requesting Party may issue such instructions to the Collateral Agent on a unilateral basis, provided that the Requesting Party also provides (i) the Collateral Agent with an opinion of counsel reasonably satisfactory to the Collateral Agent to the effect that the taking of such action is allowed pursuant to this Agreement and (ii) the other party with five (5) Business Days prior written notice of such instructions and legal opinion.

3.  Enforcement. Until the Discharge of all Senior Debt, EBW shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Company or any Credit Party or any provider of collateral security for the Senior Debt. EBW further waives any and all rights with respect to marshalling.

4.  Payments Held in Trust. EBW will hold in trust and immediately pay over to the Senior Creditor, for the account of the Senior Creditor, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt, any payment, distribution, security or proceeds received by EBW at any time with respect to the Subordinated Debt contrary to the terms of this Agreement. EBW shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment in respect of the Subordinated Debt, unless and until EBW shall have received written notice from the Senior Creditor of a Payment Default or a Non-Payment Default. Prior to its receipt of any such written notice, EBW shall be entitled in all respects to assume no such facts exist and to receive payments otherwise permitted hereunder without the obligation to hold them in trust for the Senior Creditor.

5.  Defense to Enforcement. If EBW, in contravention of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against the Company or any Credit Party, then the Company may interpose as a defense or plea the making of this Agreement, and the Senior Creditor may intervene and interpose such defense or plea in its name or in the name of the Company or such Credit Party. If EBW, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Debt Documents, then the Senior Creditor or the Company may, by virtue of this Agreement, restrain the enforcement thereof in the name of the Senior Creditor or in the name of the Company. If EBW, in contravention of the terms of this Agreement, obtains any cash or other assets of the Company or any Credit Party as a result of any administrative, legal or equitable actions, or otherwise, EBW agrees forthwith to pay, deliver and assign to the Senior Creditor, for the account of the Senior Creditor, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

6.  Bankruptcy, etc.

6.1.  Payments Relating to Subordinated Debt. At any meeting of creditors of the Company or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Company or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Company or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Company for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Senior Creditor is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the Senior Creditor any cash or other assets of the Company distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or to hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Senior Creditor in its discretion elects to effect, until the Discharge of all Senior Debt, rendering to EBW any surplus to which EBW is then entitled.

6.2.  Securities by Plan of Reorganization or Readjustment. Notwithstanding the foregoing provisions of Section 6.1, EBW shall be entitled to receive and retain any securities of the Company, EBW Acquisition or any other corporation or other entity provided for by a plan of reorganization or readjustment the payment of which securities is subordinate, at least to the extent provided in this Agreement with respect to Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment (“Junior Securities”).

6.3.  Subordinated Debt Voting Rights. At any such meeting of creditors or in the event of any such case or proceeding, EBW shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that EBW shall not vote with respect to any such plan or take any other action in any way so as to contest (i) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) any of EBW’s obligations and agreements set forth in this Agreement.

6.4.  Liquidation, Dissolution, Bankruptcy Generally. In the event of any Proceeding involving any Credit Party:

(a) the Senior Creditor is hereby authorized to file an appropriate claim for and on behalf of EBW on account of the Subordinated Debt, if EBW does not file, and there is not otherwise filed on behalf of EBW, a proper claim or proof of claim in the form required in any Proceeding prior to thirty (30) days before the expiration of the time to file such claim or claims, and in connection with such authorization, EBW hereby irrevocably authorizes, empowers, and appoints the Senior Creditor as EBW’s agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim and to receive and collect any and all dividends, payments, or other disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of the Senior Debt (other than distributions of Junior Securities);

(b) EBW agrees not to (a) object to (i) any use of cash collateral by the Company or any other Credit Party under Section 363 of the Bankruptcy Code (or under a similar provision of any applicable insolvency laws of any foreign jurisdiction) consented to by the Senior Creditor or any borrowing by the Company or any other Credit Party from the Senior Creditor, (ii) any grant of a lien or security interest by any Person in favor of Senior Creditor, under Section 364 of the Bankruptcy Code (or under a similar provision of any applicable insolvency laws of any foreign jurisdiction); provided, however, that the Lien of the Senior Creditor on the Pledged Stock shall not provide security for any indebtedness other than the Senior Debt, (iii) any adequate protection sought by Senior Creditor in such Proceeding, or (iv) any debtor-in-possession financing that Senior Creditor may seek to provide in such Proceeding; (b) assert (or support any Person in asserting) any right it may have to "adequate protection" in such Proceeding; or (c) seek, directly or through an affiliate, to provide debtor-in-possession financing in such Proceeding without the prior written consent of Senior Creditor;

(c)  EBW will not seek to have the automatic stay lifted or modified with respect to any security interest held by it unless the Senior Creditor is also seeking or has sought to have the automatic stay lifted or modified, and EBW waives any objection to the Senior Creditor’s election to lift or modify the automatic stay except to the extent an unsecured creditor may object to such motion;

(d)  EBW shall execute and deliver to the Senior Creditor all such agreements, instruments and other documents confirming the above authorizations, and shall take all such other action as may be reasonably requested by the Senior Creditor to enforce such claims and carry out the intent of this Section 6.4;

(e)  the Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Creditor and EBW even if all or part of the Senior Debt or the Liens securing same are subordinated, set aside, avoided, invalidated or disallowed in connection with any Proceeding;

(f)  To the extent that the Senior Creditor receives payments (whether in cash, property or securities) on the Senior Debt or the Pledged Stock which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Senior Creditor; and

(g)  Notwithstanding any other provision of this Agreement, (i) EBW shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of EBW, including without limitation any claims secured by the Pledged Stock, if any, (ii) EBW shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to creditors of the Credit Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law, and (iii) subject to Section 6.4(a), EBW shall be entitled to file any proof of claim and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement and necessary to preserve their rights with respect to the Subordinated Debt and the Pledged Stock.

7.  Priority of Security Interest. All security interests in favor of the Senior Creditor (including without limitation, the security interests created pursuant to the Security Agreements and the security interest in Pledged Stock) shall be senior to any security interest in favor of EBW (including, without limitation, the security interest in Pledged Stock irrespective of the physical location or custody of the Pledged Stock) irrespective of the time of the execution, delivery or issuance thereof or the filing or recording for perfection of any security interest therein or the filing of any financing statement or continuation statement relating thereto; provided, however, that such security interests in the Pledged Stock shall not provide security for any indebtedness other than the Senior Debt.

7.1.  Further Assurances. EBW hereby agrees, upon request of the Senior Creditor at any time and from time to time, to execute such other documents or instruments as may be requested by the Senior Creditor further to evidence of public record or otherwise the senior priority of the Senior Debt as contemplated hereby.

7.2.  Books and Records. EBW further agrees to maintain on its books and records such notations as the Senior Creditor may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Senior Creditor hereunder. A copy of this Agreement may be filed as a financing statement in any Uniform Commercial Code recording office.

8.  YA Global’s Freedom of Dealing. EBW agrees, with respect to the Senior Debt Documents and any and all collateral therefor or guaranties thereof, that the Company and the Senior Creditor may agree to increase the amount of the debt owed to the Senior Creditor under the Senior Debt Documents or otherwise modify the terms of any of the Senior Debt Documents, and the Senior Creditor may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Company and all other persons in connection with the Senior Debt Documents, in each case without the consent of EBW and without affecting the agreements of EBW contained in this Agreement; provided, however, that any additional principal amounts of indebtedness incurred by the Company to the Senior Creditor, including any reborrowings, shall not be deemed “Senior Debt” hereunder and shall not be entitled to the rights and protections offered to the Senior Creditor hereunder.

9.  Modification or Sale of the Subordinated Debt Documents. EBW will not, at any time while this Agreement is in effect, modify any of the terms of any of the Subordinated Debt or any terms of the Subordinated Debt Documents relating to the Subordinated Debt in a manner that would increase the amount of the Subordinated Debt or accelerate the anticipated payment schedule related to the Subordinated Debt; nor will EBW sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any Person other than a Person who agrees in a writing, satisfactory in form and substance to the Senior Creditor, to become a party hereto and to succeed to the rights and to bound by all of the obligations of EBW hereunder. In the case of any such disposition by EBW, EBW will notify the Senior Creditor at least 10 days prior to the date of any of such intended disposition. Neither EBW nor the Company may waive, amend, or modify any conditions to EBW’s right to receive any Protected Payments under the Asset Purchase Agreement in any manner adverse to the rights and benefits of the Senior Creditor hereunder.

10.  EBW Purchase Option. The Senior Creditor acknowledges and agrees that EBW shall have the option, subject to the terms and conditions hereof (the “Option”), to purchase from the Senior Creditor at par (i.e., an amount equal to the outstanding amount of the Senior Debt as of the date of exercise of the Option) (the “Option Price”) the entire outstanding Senior Debt, including any and all interest and penalties due and owing thereunder, such Option to become effective on the day following EBW’s receipt of written notice from the Senior Creditor of its acceleration of the maturity of the Senior Debt. In connection therewith, the Senior Creditor acknowledges that it shall provide written notice to EBW upon its acceleration of the maturity of the Senior Debt. Any exercise by EBW of the Option shall be in accordance with the next succeeding paragraph and shall be contingent upon such acceleration remaining in effect both at the time of the exercise thereof and at the time of any closing with respect thereto. Upon proper and timely exercise of the Option and payment in full of the Option Price, the Senior Creditor shall transfer and assign to EBW all of its right, title and interest in and to the Senior Debt Documents, together with all of its right, title and interest to its security interest in and to the assets of the Company and each of the Company’s subsidiaries thereunder.

EBW may exercise the Option in accordance with the following: within 15 days following EBW’s receipt of written notice from the Senior Creditor of the acceleration of the maturity of all amounts due and owing under the Senior Debt, EBW shall provide written notice to the Company and the Senior Creditor of the exercise of the Option and closing (with payment of the Option Price in cash) shall be within 60 days of such notice. Upon any failure of EBW to timely pay the Option Price after exercise of the Option, the Option shall terminate and be of no further force or effect, the Senior Creditor shall have no right to request or receive the Option Price and the Senior Creditor shall have the right to transfer the Senior Debt and the Senior Debt Documents without regard to the Option.

Notwithstanding anything herein or in any other document or agreement to the contrary, until EBW shall irrevocably pay the Option Price to the Senior Creditor, (a) the Company shall have the absolute right to cure (with the Senior Creditor’s consent, where so required) any and all defaults or events of default (and any related acceleration) under the Senior Debt Documents (in which case all payment and Action blockages under Section 2 above shall terminate and the Company shall reimburse EBW for all third party expenses reasonably incurred to exercise the Option prior to the Company’s curing such defaults or events of default) and (b) the Senior Creditor may effect any conversion or redemption or amend, waive, modify or terminate any term, condition or action under the Senior Debt (including without limitation any acceleration of the maturity of the Senior Debt) or take any other action consistent with its rights under the Senior Debt Documents, which amendment, waiver, modification, termination or other action shall be binding upon EBW provided that it does not cause the aggregate principal amount of the Senior Debt to which the Subordinated Debt is subordinated hereunder to exceed the amount specified in the definition of Senior Debt herein, but such limitation, and the other terms and conditions of this Agreement, shall not in any way impair the ability of the Company to incur any indebtedness or the Senior Creditor to provide any financing (including without limitation under the Securities Purchase Agreement and/or the Convertible Debentures) that does not constitute Senior Debt.

11.  Company’s Obligations Absolute. Nothing contained in this Agreement shall impair, as between the Company and EBW, the obligation and right of the Company to pay to EBW all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent EBW (except as expressly otherwise provided in Section 2, Section 3 or Section 6) from exercising all rights, powers and remedies otherwise permitted by the Subordinated Debt Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Debt Document as permitted herein. To the extent that any payment received by EBW with respect to the Subordinated Debt must be paid to the Senior Creditor hereunder, as between the Company and EBW such payment shall be deemed a payment of Senior Debt and not Subordinated Debt.

12.  Termination of Subordination. This Agreement shall continue in full force and effect, and the obligations and agreements of EBW and the Company hereunder shall continue to be fully operative, until the Discharge of all Senior Debt. To the extent that the Company or any guarantor of or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from the Senior Creditor an Event of Default shall be deemed to have existed and to be continuing under the Senior Debt Documents from the date of the Senior Creditor’s initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Senior Creditor. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that EBW has received any payments with respect to the Subordinated Debt subsequent to the date of the Senior Creditor’s initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside, or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, EBW shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Senior Creditor, and EBW hereby agrees to pay to the Senior Creditor, upon demand, the full amount so received by EBW during such period of time to the extent necessary to restore fully to the Senior Creditor the amount of such Voided Payment. Upon the Discharge of all Senior Debt, which payment shall be final and not avoidable, this Agreement will automatically terminate without any additional action by any party hereto.

13.  Notices. All notices and other communications which are required and may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing, telecopied, delivered in person, deposited with Federal Express or other overnight delivery service for overnight delivery, or mailed by registered or certified mail, postage prepaid, as follows:

If to the Senior Creditor:	YA Global Investments, L.P. 101 Hudson Street Suite 3700 Jersey City, New Jersey 07303 Attention: Mark Angelo Facsimile: (201) 985-8266

With a copy to (such copy not to constitute notice hereunder):	Troy Rillo, Esq. 101 Hudson Street Suite 3700 Jersey City, New Jersey 07303 Facsimile: (201) 985-1964

If to EBW:
Eric Bauman
2590 Brighton-Henrietta Townline Road
Rochester, New York 14623-2712
Facsimile: (585) 292-0722

and

Neil Bauman
2590 Brighton-Henrietta Townline Road
Rochester, New York 14623-2712
Facsimile: (585) 292-0722

With a copy to (such copy not to constitute notice hereunder):	Harris Beach PLLC 99 Garnsey Road Pittsford, New York 14534 Attention: Patrick J. Dalton, Esq. Facsimile: (585) 419-8818

If to the Company:	Handheld Entertainment, Inc. 539 Bryant Street, Suite 403 San Francisco, CA 94107 Attention: President Facsimile: 415-495-7708

With a copy to (such copy not to constitute notice hereunder):	Haynes and Boone, LLP 153 East 53rd Street, Suite 4900 New York, NY 10022 Attention: Harvey J. Kesner, Esq. Facsimile: 212-884-8233

or such other address or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices shall be deemed given and effective upon the earlier to occur of (i) the third day following deposit thereof in the U.S. mail, (ii) the first day following deposit with Federal Express or other overnight delivery service for overnight delivery, or (iii) receipt by the party to whom such notice is directed.

14.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, AND THAT CERTAIN BANKRUPTCY ACTIONS OR PROCEEDINGS MAY REQUIRE ANOTHER JURISDICTION OR VENUE. SUBJECT TO THE FOREGOING, EACH OF THE PARTIES HERETO HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, REGISTERED OR CERTIFIED, WITH PROPER POSTAGE PREPAID.

15.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.  Miscellaneous.

(a) This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought.

(b) This Agreement may not be amended except in a writing signed by the parties hereto. The Senior Creditor may, in its sole and absolute discretion, without any consent or approval of the Subordinated Creditor, waive any provisions of this Agreement benefiting the Senior Creditor; provided, however, that such waiver shall be effective only if in writing and signed by the Senior Creditor and, if such action affects the Company, if also signed by the Company, and shall be limited to the specific provision or provisions expressly so waived.

(c) This Agreement shall be binding upon the permitted successors and assigns of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and assigns. EBW may assign this Agreement to any Person controlling, controlled by or under common control with EBW who or which agrees in a writing to become a party hereto and to succeed to the rights and be bound by all of the obligations of EBW hereunder and (ii) subject to the Option granted to EBW pursuant to Section 10 above (including the time periods associated with exercise of the Option), the Senior Creditor may assign this Agreement to any Person who or which agrees in a writing to become a party hereto and to succeed to the rights and be bound by all of the obligations of the Senior Creditor hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SENIOR CREDITOR:	YA GLOBAL INVESTMENTS, L.P.

	By:	Yorkville Advisors, LLC, its Investment Manager

By:	/s/ Mark Angelo
Name: Mark Angelo Title: President and Founder

EBW:	EBAUM’S WORLD, INC.

	By:	/s/ Eric Bauman
Name: Eric Bauman Title: President

COMPANY:	HANDHELD ENTERTAINMENT, INC.

	By:	/s/ William J. Bush
Name: William J. Bush Title: Chief Financial Officer